Exhibit 99.3

REPORT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Hawk Corporation

We have audited the accompanying consolidated balance sheet of Hawk Corporation as of December 31, 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hawk Corporation at December 31, 2009, and the consolidated results of its operations and its cash flows for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

Cleveland, Ohio	/s/ Ernst & Young LLP
March 10, 2010

HAWK CORPORATION

CONSOLIDATED BALANCE SHEET

(In Thousands, except share data)

December 31
2009
Assets
Current assets:
Cash and cash equivalents	$47,206
Short-term investments	35,930
Accounts receivable, less allowance of $985	27,578
Inventories:
Raw materials	5,503
Work-in-process	10,886
Finished products	11,106
Total inventories	27,495
Deferred income taxes	1,305
Other current assets	5,686
Total current assets	145,200

Property, plant and equipment:
Land and improvements	1,166
Buildings and improvements	19,264
Machinery and equipment	102,365
Furniture and fixtures	8,327
Construction in progress	2,186
133,308
Less accumulated depreciation	86,212
Total property, plant and equipment	47,096

Other assets:
Finite-lived intangible assets	6,015
Deferred income taxes	289
Other	5,892
Total other assets	12,196
Total assets	$204,492

See notes to consolidated financial statement.

HAWK CORPORATION

CONSOLIDATED BALANCE SHEET

(In Thousands, except share data)

December 31
2009
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$16,861
Accrued compensation	7,324
Accrued interest	3,385
Accrued taxes	345
Other accrued expenses	3,979
Total current liabilities	31,894

Long-term liabilities:
Long-term debt	77,090
Deferred income taxes	2,873
Pension liabilities	2,509
Other accrued expenses	12,656
Total long-term liabilities	95,128

Shareholders’ equity
Series D preferred stock, $.01 par value; an aggregate liquidation value of $1,530, plus any unpaid dividends with 9.8% cumulative dividend (1,530 shares authorized, issued and outstanding)	1
Series E preferred stock, $.01 par value; 100,000 shares authorized; none issued or outstanding	—
Class A common stock, $.01 par value; 75,000,000 shares authorized; 9,187,750 issued; 7,979,740 outstanding	92
Class B common stock, $.01 par value; 10,000,000 shares authorized; none issued or outstanding	—
Additional paid-in capital	55,323
Retained earnings	42,011
Accumulated other comprehensive loss	(3,281)
Treasury stock, at cost, 1,208,010 shares	(16,676)
Total shareholders’ equity	77,470
Total liabilities and shareholders’ equity	$204,492

See notes to consolidated financial statement.

HAWK CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(In Thousands, except per share data)

Year Ended
December 31, 2009
Net sales	$172,402
Cost of sales	124,927
Gross profit	47,475

Operating expenses:
Selling, technical and administrative expenses	30,238
Amortization of finite-lived intangible assets	553
Total operating expenses	30,791
Income from operations	16,684

Interest expense	(8,036)
Interest income	491
Other income (expense), net	1,879
Income from continuing operations, before income taxes	11,018

Income tax provision	4,505

Income from continuing operations, after income taxes	6,513
Loss from discontinued operations, after income tax benefit of $70	(136)

Net income	$6,377

Earnings per share:
Basic earnings per share:
Income from continuing operations, after income taxes	$0.77
Discontinued operations, after income taxes	(0.01)
Net earnings per basic share	$0.76

Diluted earnings per share:
Income from continuing operations, after income taxes	$0.75
Discontinued operations, after income taxes	(0.02)
Net earnings per diluted share	$0.73

Average shares outstanding - basic	8,242

Average shares and equivalents outstanding - diluted	8,507

Income available to common shareholders	$6,227

See notes to consolidated financial statement.

HAWK CORPORATION

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(In Thousands)

					Accumulated Other Comprehensive (Loss) Income
	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Foreign Currency Translation	Change in Pension Liability	Unrealized Gain / Loss on Marketable Securities	Treasury Stock	Total
Balance at January 1, 2009	$1	$92	$54,738	$35,784	$2,943	$(11,196)	$21	$(4,992)	$77,391
Net income	—	—	—	6,377	—	—	—	—	6,377
Other comprehensive income (loss):
Change in funded status of pensions, net of tax of $2,159	—	—	—	—	—	3,800	—	—	3,800
Unrealized loss on marketable securities, net of tax of $16	—	—	—	—	—	—	(28)	—	(28)
Foreign currency translation	—	—	—	—	1,253	(74)	—	—	1,179
Total comprehensive income	—	—	—	—	—	—	—	—	4,951
Preferred stock dividends	—	—	—	(150)	—	—	—	—	(150)
Share based compensation	—	—	931	—	—	—	—	—	931
Stock repurchase	—	—	—	—	—	—	—	(12,632)	(12,632)
Tax benefit from exercise of incentive stock options	—	—	116	—	—	—	—	—	116
Issuance of common stock from treasury as compensation and exercise of stock options	—	—	(462)	—	—	—	—	948	486
Balance at December 31, 2009	$1	$92	$55,323	$42,011	$4,196	$(7,470)	$(7)	$(16,676)	$77,470

HAWK CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(In Thousands)

Year Ended
December 31, 2009
Cash flows from operating activities
Net income	$6,377
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of tax	136
Depreciation and amortization	8,070
Deferred income taxes	1,600
Amortization of discount on investments	(225)
Loss on sale or disposal of fixed assets	70
Write-off of deferred financing fees	177
Stock option expense	931
Changes in operating assets and liabilites:
Accounts receivable	11,126
Inventories	13,957
Other assets	(1,907)
Accounts payable	(12,834)
Accrued expenses	(8,011)
Pension accounts, net	(2,906)
Other	2,611
Net cash provided by operating activities of continuing operations	19,172
Net cash used in operating activities of discontinued operations	(136)

Cash flows from investing activities
Purchases of available for sale securities	(173,837)
Proceeds from available for sale securities	168,997
Purchases of property, plant and equipment	(7,518)
Proceeds from sale of property, plant and equipment	11
Net cash used in investing activities of continuing operations	(12,347)

Cash flows from financing activities
Payments on long-term debt	(10,000)
Proceeds from stock options	436
Stock repurchase	(12,632)
Receipts from government grants	325
Payments of deferred financing fees	(340)
Tax benefit from exercise of incentive stock options	116
Payments of preferred stock dividends	(150)
Net cash used in financing activities of continuing operations	(22,245)
Effect of exchange rate changes on cash	242
Net cash used in continuing operations	(15,178)
Net cash used in discontinued operations	(136)
Net (decrease) in cash and cash equivalents	(15,314)
Cash and cash equivalents at beginning of year	62,520
Cash and cash equivalents at end of year	$47,206

HAWK CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(In Thousands)

Year Ended
December 31, 2009
Supplemental cash flow information
Cash payments for interest	$8,082
Cash payments for taxes	$6,606
Cash refunds for taxes	$(216)
Noncash investing and financing activities:
Tax benefit from exercise of incentive stock options	$116

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENT

December 31, 2009

(In Thousands, except share data)

1.                                      Basis of Presentation

Hawk Corporation, through its friction products segment, designs, engineers, manufactures and markets specialized components used in a variety of off-highway, on-highway, industrial, aircraft, agricultural and performance applications.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the accompanying financial statement.

2.  Significant Accounting Policies

Use of Estimates

The preparation of financial statement in conformity with U.S. generally accepted accounting principles requires management to make estimates, judgments and assumptions that affect the amounts reported in the accompanying financial statement and notes. Actual results could differ from those amounts.

Cash Equivalents

The Company considers all highly liquid investments that are readily convertible to cash with a maturity of three months or less when purchased to be cash equivalents.  Cash equivalents at December 31, 2009 consist of various money market funds.  The carrying amount of cash and cash equivalents approximates its fair value due to their short maturities.

Short-term Investments

The Company defines short-term investments as income yielding securities that can be readily converted into cash.  Short-term investments at December 31, 2009 consist primarily of U.S. Treasury and agency obligations and various issues of A1+/P1 rated corporate commercial paper.  The Company’s short-term investments are classified as available for sale and contractual maturities for all such securities at December 31, 2009 were within one year.  Available-for-sale securities are reported at fair value with unrealized holding gains and losses, net of tax, included in Accumulated other comprehensive (loss) income.

Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, short and long-term investments, short-term trade receivables, short and long-term notes receivable, accounts payable, deferred compensation plan liabilities and debt instruments. Because of their short maturity, the historical carrying value of short-term financial instruments approximates fair value. Fair values for long-term financial instruments that are not readily determinable are estimated based upon the discounted future cash flows at prevailing market interest rates.  Fair value of long-term debt is based on quoted market prices.

Trade Receivables

The Company maintains an allowance for doubtful accounts for estimated losses from the failure of our customers to make required payments for products delivered.  The Company estimates this allowance based on the age of the related receivable, knowledge of the financial condition of its customers, review of historical receivable and reserve trends and other pertinent information.  If the financial condition of the Company’s customers deteriorates or it experiences an unfavorable trend in receivable collections in the future, additional allowances may be required.  Historically, the Company’s reserves have approximated actual experience.

Inventories

Inventories are stated at the lower of cost or market.  Cost includes materials, labor and overhead and is determined by the first-in, first-out (FIFO) method.  The Company reviews the net realizable value of inventory in detail on an on-going basis, with consideration given to deterioration, obsolescence, and other factors.  If actual market conditions differ from those projected by management, and the Company’s estimates prove to be inaccurate, write-downs of inventory values and adjustments to cost of sales may be required.  Historically, the Company’s reserves have approximated actual experience.

Long-Lived Assets

Property, plant and equipment is stated at cost and includes expenditures for additions and major improvements. Expenditures for repairs and maintenance are charged to operations as incurred. The Company uses the straight-line method of depreciation for financial reporting purposes. Buildings and improvements are depreciated over periods ranging from 7 to 34 years. Machinery and equipment are depreciated over periods ranging from 4 to 12 years. Furniture and fixtures are depreciated over periods ranging from 3 to 10 years. Accelerated methods of depreciation are used for federal income tax purposes. When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statement of operations. The Company’s depreciation expense was $7,132 in 2009.

Long-lived assets are reviewed for impairment whenever events or circumstances indicate the carrying amount may not be recoverable. Events or circumstances that would result in an impairment review primarily include operations reporting losses, a significant change in the use of an asset, or the planned disposal or sale of the asset. The asset would be considered impaired when the future net undiscounted cash flows generated by the asset are less than its carrying value. An impairment loss would be recognized based on the amount by which the carrying value of the asset exceeds its fair value, as determined by quoted market price (if available) or the present value of expected future cash flows.

Pension Benefits

The Company recognizes the overfunded or underfunded status of a plan as an asset or liability in the statement of financial position and the recognition of changes in the funded status in the year in which the changes occur through Accumulated other comprehensive (loss) income.  Pension expense continues to be recognized in the financial statement on an actuarial basis.

To develop the discount rate assumption to be used for its pension plans, the Company matches projected pension payments to the yield derived from a spot-rate yield curve that contains a portfolio of available non-callable bonds rated AA or higher with comparable maturities.  The expected long-term rate of return assumption is based on the expected return of the various asset classes in the plans’ portfolio and the targeted allocation of plan assets.  The asset return is developed using historical asset return performance as well as current and anticipated market conditions such as inflation, interest rates and market performance.  The assumed long-term rate of return on assets is applied to a calculated value of plan assets and produces the expected return on plan assets that is included in net pension expense.  The difference between this expected return and the actual return on plan assets is recorded to Accumulated other comprehensive (loss) income.

Revenue Recognition

Revenue from the sale of the Company’s products is recognized when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) shipment has occurred, (iii) the price to the customer is fixed or determinable, and (iv) collection of the resulting receivable is reasonable assured.  Revenue is generally recognized at the point of shipment; however in certain instances as shipping terms dictate, revenue is recognized when the product reaches the point of destination, and title to the customer is transferred.  Substantially all of the Company’s revenues are derived from fixed price purchase orders.

Costs and related expenses to manufacture the products are recorded as costs of sales when the related revenue is recognized. Shipping and handling costs are included in cost of products sold and are included in net sales when billed to customers.

Certain of the Company’s foreign locations collect various taxes from customers that have been assessed by a governmental authority and imposed on revenue-producing transactions.  The Company records all such taxes on a net basis in its Consolidated Statement of Operations.

Grant Income

Grant income is recognized when there is reasonable assurance that the Company has complied with the conditions attached to the respective grant and the grant income will be received.  Grant income is recognized in the Company’s Consolidated Statement of Operations on a systematic basis over the periods necessary to match the grant income with related costs.  Specifically, grants related to capital assets are deducted from the carrying amount of the related asset and recognized in the Company’s Consolidated Statement of Operations as a reduction of depreciation expense over the useful life of the asset.  Grant income received for expenses is recorded as a reduction to the related expense in the Consolidated Statement of Operations, recognized as the related costs are incurred.

The Company received a grant totaling $1,000 which has been recognized as a reduction to the carrying value of Property, plant and equipment with a corresponding reduction to 2009 depreciation expense of $82.  The government grant contains obligations to provide periodic progress reporting, maintenance of records and various other terms and conditions, and provides for repayment in the event of default by the Company.  The Company has complied and expects to continue to comply with all conditions attached to the grant as of December 31, 2009.

Insurance

The Company uses a combination of insurance and self-insurance for a number of risks including property, general liability, directors’ and officers’ liability, workers’ compensation, vehicle liability and employee-related health care benefits. Liabilities associated with the risks that are retained are estimated by considering various historical trends and forward-looking assumptions. The estimated liabilities for these self-insured liabilities at December 31, 2009 of $1,071 could be significantly affected if future actual occurrences and claims differ from these assumptions and historical trends.

Contingencies

The Company’s treatment of contingent liabilities in the financial statement is based on the expected outcome of the applicable contingency. In the ordinary course of business, the Company consults with legal counsel on matters related to litigation and other experts both within and outside of the Company. The Company will accrue a liability if the likelihood of an adverse outcome is probable of occurrence and the amount is estimable. The Company will disclose contingent liabilities if either the likelihood of an adverse outcome is only reasonably possible or an amount is not estimable.

Foreign Currency

The Company’s primary functional currency is the U.S. dollar.  However, revenue and expenses from the Company’s foreign manufacturing operations in Italy, China and Canada are denominated in local currency, thereby creating exposures to changes in exchange rates.  Gains and losses from foreign currency translation of assets and liabilities are included in Accumulated other comprehensive (loss) income, a separate component of shareholders’ equity. Accumulated other comprehensive (loss) income included translation gains of $1,179 for the year ended December 31, 2009.  Gains or losses resulting from foreign currency transactions are translated to local currency at the rates of exchange prevailing at the dates of the transactions.  Sales or purchases in foreign currencies, other than the subsidiary’s local currency, are exchanged at the date of the transaction.  The effect of transaction gains or losses is included in Other income (expense), net in our Consolidated Statement of Operations.  Foreign currency transaction losses were $398 in 2009.

Significant Concentrations

The Company provides credit, in the normal course of its business, to original equipment and aftermarket manufacturers.  For the year ended December 31, 2009, approximately 44.5% of the Company’s revenue was derived from its top five customers.  The Company’s largest customer, Caterpillar, accounted for approximately 17.3% of its total net sales in 2009.  The Company expects this customer concentration will continue to account for a large portion of our revenue in the future.  The Company generally does not require collateral and performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management’s expectations.

Personnel

At December 31, 2009, the Company had 619 domestic employees and 334 international employees.  Approximately 25 employees at the Akron, Ohio facility are covered under a collective bargaining agreement with the United Automobile Workers expiring in July 2012.  Approximately 210 employees at the Company’s Orzinuovi, Italy facility are represented by a national mechanics union agreement that expires in December 2012.  Additionally, 205 of its Italian employees are also covered by an internal facility agreement that expires in December 2012. Labor relations are generally satisfactory, and there have been no major work stoppages in recent years.

Product Research and Development

Product research and development costs are expensed as incurred. The Company’s expenditures for product research and development and engineering were approximately $4,704 in 2009.

Advertising

All advertising costs are expensed as incurred. The Company’s expenditures for advertising were approximately $247 in 2009.

Income Taxes

The Company uses the liability method in measuring the provision for income taxes and recognizing deferred tax assets and liabilities in the balance sheet. The liability method requires that deferred income taxes reflect the tax consequences of currently enacted tax laws and rates for differences between the tax and financial reporting basis of assets and liabilities.

Recent Accounting Developments

The following new accounting updates and guidance became effective for the Company commencing with its fourth quarter of 2009:

•                  In February 2010, the FASB issued ASU 2010-09, which addresses certain implementation issues related to an entity’s requirement to perform and disclose subsequent events procedures.  The ASU (1) exempts entities that file their financial statement with, or furnish them to, the SEC from disclosing the date through which subsequent events procedures have been performed and (2) clarifies the circumstances in which an entity’s financial statement would be considered restated and in which the entity would therefore be required to update its subsequent events evaluation since the originally issued or available to be issued financial statement.  ASU 2010-09 became effective immediately upon issuance, and the Company has adopted its disclosure requirements within these consolidated financial statements for the year ended December 31, 2009.

•            The FASB issued a technical amendment to employer’s disclosure requirements for plan assets for defined benefit pensions and other postretirement plans, which is integrated into the ASC at ASC 715-20-50, Compensation — Retirement Benefits:  Defined Benefit Plans — General:  Disclosure. The objective is to provide users of financial statement with an understanding of how investment allocation decisions are made, the major categories of plan assets held by the plans, the inputs and valuation techniques used to measure the fair value of plan assets, significant concentration of risk within the company’s plan assets, and for fair value measurements determined using significant unobservable inputs a reconciliation of changes between the beginning and ending balances.  The disclosures contained within the Company’s consolidated financial statements for the year ended December 31, 2009 are in compliance with the requirements of this ASC.

•            The FASB issued ASU 2009-05, which provides additional guidance clarifying the measurement of liabilities at fair value and addresses restrictions when estimating the fair value of a liability under ASC 820.  When a quoted price in an active market for the identical liability is not available, ASU 2009-05 requires that the fair value should be measured using one of the following approaches a) the quoted price of the identical liability when traded as an asset, b) quoted prices for similar liabilities or similar liabilities when traded as assets or c) another valuation technique that is consistent with the principles of ASC 820.  For the Company, ASU 2009-05 is effective for the quarter ended December 31, 2009.  The disclosures contained within the Company’s consolidated financial statements for the year ended December 31, 2009 are in compliance with the requirements of this ASC.

In addition, the following accounting updates and guidance have been issued by the FASB which will be adopted by the Company in future periods:

•            In January 2010, the FASB issued ASU 2010-06, which amends ASC 820 to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements.  ASU 2010-06 also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value.  Further, ASU 2010-06 amends guidance on employers’ disclosures about postretirement benefit plan assets under ASC 715 to require that disclosures be provided by classes of assets instead of by major categories of assets.  This ASU is effective for the first reporting period beginning after December 15, 2009, except for the requirement to provide Level 3 activity of purchases, sales, issuances and settlements on a gross basis, which will be effective for fiscal years beginning on or after December 15, 2010, and for interim periods within those fiscal years.  The Company does not expect the adoption of this guidance will have a material impact on its consolidated financial statement and disclosures.

•                  In December 2009, the FASB issued ASU 2009-17,  which codifies SFAS 167 and revises the former guidance under FIN 46R to require an analysis to determine whether a variable interest gives the entity a controlling financial interest in a variable interest entity.  SFAS 167 requires an ongoing reassessment and eliminates the quantitative approach previously required for determining whether an entity is the primary beneficiary.  The ASU also requires additional disclosures about a reporting entity’s involvement with variable interest entities and about any significant changes in risk exposure as a result of that involvement.  This ASU is effective for fiscal years beginning on or after November 15, 2009.  The Company does not expect the adoption of this statement will have an impact on its consolidated financial statement and disclosures.

•             In December 2009, the FASB issued ASU 2009-16, which codifies SFAS 166 and revises the former guidance under SFAS 140.  Among other things, ASU 2009-16 removes the concept of a qualifying special-purpose entity, changes the requirements for derecognizing assets, and enhances information reported to financial statement users by increasing the transparency of disclosures about transfers of financial assets and an entity’s continuing involvement with transferred financial assets.  This statement also clarifies the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting.  This ASU is effective for fiscal years beginning on or after November 15, 2009.  The Company does not expect the adoption of this statement will have an impact on its consolidated financial statement and disclosures.

•            In October 2009, the FASB issued ASU 2009-14, which will become effective for all revenue arrangements entered into or materially modified by the Company beginning July 1, 2010, with earlier adoption permitted.  Under the new guidance, tangible products that have software components that are essential to the functionality of the tangible product will no longer be within the scope of the software revenue recognition guidance, and software-enabled products will now be subject to other relevant revenue recognition guidance.  The Company does not expect the adoption of this guidance will have an impact on its consolidated financial statement and disclosures.

•            In October 2009, the FASB issued ASU 2009-13, which will become effective for all revenue arrangements entered into or materially modified by the Company beginning July 1, 2010, with earlier adoption permitted.  Under the new guidance, when vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate deliverables and allocate arrangement considerations using the relative selling price method.  The guidance includes new disclosure requirements on how the application of the relative selling price method affects the timing and amount of revenue recognition.  The Company does not expect the adoption of this guidance will have an impact on its consolidated financial statement and disclosures.

•            In September 2009, the FASB issued a proposed ASU on the Emerging Issues Task Force consensus-for-exposure on Issue 09-2 that addresses the inconsistencies between the accounting for Research and Development (R&D) assets acquired in a business combination and those acquired in an asset acquisition.  The proposed ASU requires an entity to capitalize R&D assets acquired in an asset acquisition as indefinite-lived intangible assets until completion or abandonment of the related R&D activities.  The ASU also proposes that contingent consideration in an asset acquisition would be accounted for in accordance with other sections of the ASC and includes a principle under which the entity would analyze whether contingent consideration relates to the acquired asset or to future services provided by the seller.  The proposed ASU would be effective for fiscal years beginning on or after December 15, 2009 and the Company does not expect the adoption of this guidance will have a material impact on its consolidated financial statement and disclosures.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, will have a material effect on the accompanying financial statement.

3.                                      Discontinued Operations

In connection with the finalization of the sale of the Company’s Monterrey, Mexico facility in 2006, the Company received a note receivable of $1,200.  During 2008, the note holder defaulted on its repayment obligation and the Company recorded a reserve of $1,000 due to its uncertainty of collecting this remaining outstanding balance of the note receivable.  During the fourth quarter of 2009, the Company was able to successfully negotiate a settlement arrangement with the note holder and realized $125 of income in Loss from discontinued operations, after income taxes for the year ended December 31, 2009.

There are no remaining assets or liabilities classified as discontinued operations recorded in the Consolidated Balance Sheet at December 31, 2009.  Through December 31, 2009, the Company continues to make adjustments to amounts previously reported as discontinued operations and incur legal and professional expenses associated with the finalization of legal matters and closure of its legal presence in Mexico.  This residual activity is included in the following summary of our results of discontinued operation:

Year Ended
December 31, 2009
Net sales	$—

Loss from discontinued operations, before income taxes	$(206)
Income tax benefit	(70)
Loss from discontinued operations, after income taxes	$(136)

4.  Fair Value Measurements

The Company follows the fair value accounting guidance which refined the definition of fair value, established a framework for measuring fair value, and permitted the election of fair value measurement with unrealized gains and losses on designated items recognized in earnings at each subsequent period for certain financial assets and liabilities.  The Company’s financial instruments include cash and cash equivalents, short and long-term investments, short-term trade receivables, short and long-term notes receivable, accounts payable and debt instruments.  For short-term instruments, other than those required to be reported at fair value on a recurring basis and for which additional disclosures are included below, management concluded the historical carrying value is a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization.

The Company’s financial instruments are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  The three levels that may be used to measure fair value are as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. The fair values of available for sale obligations issued by U.S. government agencies and U.S. corporations held by the Company were determined by obtaining quoted prices from nationally recognized securities broker-dealers.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following tables set forth our financial assets and liabilities that were recorded at fair value on a recurring basis as of December 31, 2009:

December 31, 2009	Total	Level 1	Level 2	Level 3
Assets:
Money market funds	$11,172	$11,172	$—	$—
Commercial paper	34,977	—	34,977	—
Other trading(1)	3,018	2,538	—	480
Total assets at fair value	$49,167	$13,710	$34,977	$480
Liabilities:
Deferred compensation plan liability (1)	$3,018	$2,538	$—	$480
Total liabilities at fair value	$3,018	$2,538	$—	$480

(1)

Other trading assets represent assets held in a rabbi trust to fund deferred compensation plan liabilities and are included as a component of Other long-term assets in the Consolidated Balance Sheet as of December 31, 2009.  The deferred compensation plan liability is the Company’s liability under its deferred compensation plan and is included in Other long-term accrued expenses in the Consolidated Balance Sheet as of December 31, 2009.

At December 31, 2009, a majority of the Company’s financial assets have been classified as Level 2.  These assets are initially valued at the transaction price and subsequently valued typically utilizing third party pricing services.  The pricing services use many inputs to determine value, including reportable trades, broker/dealer quotes, bids, offers, and other industry and economic events. The Company validates the prices provided by its third party pricing services by reviewing their pricing methods and matrices, obtaining market values from other pricing sources, and analyzing pricing data in certain instances.  Considerable judgment is required in interpreting market data to develop estimates of fair value.  Accordingly, the fair value estimates provided herein are not necessarily indicative of the amount that the Company or its debtholders could realize in a current market exchange.  The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value.  After completing its validation procedures, the Company did not adjust or override any fair value measurements provided by our pricing services at either December 31, 2009.

The fair values of the Company’s money market funds and the majority of certain other trading securities are determined based on quoted prices in active markets and have been classified as Level 1.  The trading securities are maintained for the future payments under the Company’s deferred compensation plan, which is structured as a rabbi trust.  The investments are all managed by a third party and valued based on the underlying fair value of each mutual fund held by the trust, for which there are active quoted markets.  The related deferred compensation liabilities are valued based on the underlying investment selections held in each participant’s shadow account.  Investment funds held by the rabbi trust, for which there is an active quoted market, mirror the investment options selected by participants in the deferred compensation plan.  The majority of the deferred compensation liability is classified as Level 1.  The total net realized and unrealized gains including the gain measured using Level 3 inputs totaled $778 in 2009, are included in Other income (expense), net in the Company’s Consolidated Statement of Operations.  Offsetting entries to the deferred compensation liability and compensation expense within Selling, technical and administrative expenses for the same amounts were also recorded during the year ended December 31, 2009.  The fair value of a guaranteed income fund maintained in the rabbi trust and reported in Other trading assets in the table above, and the related deferred compensation liability have been classified as Level 3.

Level 3 - Gains and Losses

The table below sets forth a summary of changes in the fair value of the deferred compensation plan’s Level 3 assets for the year ended December 31, 2009:

Guaranteed Income Fund
Balance - January 1, 2009	$—
Realized gains	—
Unrealized gains / (losses) relating to instruments still held at reporting date	8
Purchases, sales, issuances and settlements (net)	472
Balance - December 31, 2009	$480

The deferred compensation plan has entered into an investment contract, the Guaranteed Income Fund (fund), with Prudential Retirement Services, Inc. (Prudential).  Prudential maintains the contributions to this fund in a general account, which is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses.

The Consolidated Balance Sheet as of December 31, 2009 presents the fund at contract value, which approximates fair value.  However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to fully benefit-responsive investment contract because contract value is the amount deferred compensation plan participants would receive if they were to initiate permitted transactions under the terms of the plan.  Contract value represents contributions made under the contract, plus earnings and transfers in, less participant withdrawals, administrative expenses and transfers out.  Prudential is contractually obligated to repay the principal and a specified interest rate that is guaranteed to the plan.  Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.  However, Prudential has the right to defer certain disbursements (excluding retirement, termination, and death or disability disbursements) or transfers from the fund when total amounts disbursed from the pool in a given calendar year exceed 10% of the total assets in that pool on January 1 of that year.  The Company does not believe that any events that would limit the deferred compensation plan’s ability to transact at contract value with participants are probable of occurring.

There are no reserves against contract value for credit risk of the contract issuer or otherwise.  The average yield and crediting interest rate was approximately 2.87% for the year ended December 31, 2009.  The crediting interest rate is based on a formula agreed upon with the Prudential, based on the yields of the underlying investments and considering factors such as projected investment earnings, the current interest environment, investment expenses, and a profit and risk component.  The rate may never be less than 1.50% nor may it be reduced by more than 2.10% during any calendar year.  Interest rates are declared in advance and guaranteed for six month periods.

The carrying value and the fair value of non-current financial liabilities that qualify as financial instruments are reported in the table below:

	December 31, 2009
	Carrying Value	Fair Value
Long-term financial liabilities
Long-term debt	$77,090	$76,994

5.  Investments

The Company determines the appropriate classification of its investments at the time of purchase and reevaluates such designation as of each balance sheet date.  At December 31, 2009, the Company accounted for all of its short-term investments as available-for-sale.  Available-for-sale securities are reported at fair value with unrealized holding gains and losses, net of tax, included in Accumulated other comprehensive loss in the Consolidated Balance Sheet.  The amortized cost of debt securities in this category is adjusted for the amortization of any discount or premium to maturity computed under the effective interest method.  Dividend and interest income, including the amortization of any discount or premium, as well as realized gains or losses, are included in Interest income in the Consolidated Statement of Operations.  Both the cost of any security sold and the amount reclassified out of Accumulated other comprehensive (loss) income into earnings is based on the specific identification method.

The following is a summary of the Company’s available-for-sale securities as of December 31, 2009, by contractual maturity dates:

	Available-for-Sale Securities
December 31, 2009	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value (Net Carrying Amount)
Other debt securities - due in one year or less	$35,941	$—	$(11)	$35,930

As of December 31, 2009, unrealized losses on available-for-sale securities of $11 ($7 net of tax) are included in Accumulated other comprehensive loss in the accompanying Consolidated Balance Sheet.  Unrealized losses of $32 ($21 net of tax) were reclassified out of Accumulated other comprehensive (loss) income and into earnings during the year ended December 31, 2009.

At December 31, 2009, the Company had three investments with an amortized cost totaling $34,988 that were in an unrealized loss position totaling $11 and the Company determined that the gross unrealized loss on these investments is temporary in nature.  The gross unrealized loss on these investments was due to changes in interest rates and, at December 31, 2009, the Company had both the intent and ability to hold these investments through their maturity dates in the first quarter of 2010, at which time it expects to receive the full maturity value of $35,000.

6.  Intangible Assets

The components of finite-lived intangible assets are as follows:

	December 31, 2009
	Gross	Accumulated Amortization	Net
Product certifications	$20,820	$14,805	$6,015

Product certifications were acquired and valued based on the acquired company’s position as a certified supplier of friction materials to the major manufacturers of commercial aircraft brakes.  The benefit the Company receives from its product certifications is anticipated to continue as long as the friction technology underlying them is utilized by the manufacturers of commercial aircraft brakes.  At December 31, 2009, the Company’s technology continues to be utilized on both current and replacement models of aircraft, and the Company currently anticipates that its technology will continue to be used over the remaining useful life of its product certifications.  Therefore, the Company does not believe that our future cash flows will be materially impacted by our intent or ability to renew or extend our product certification arrangements.

The Company estimates that the straight-line amortization expense for finite-lived intangible assets will be $553 in each of the next four fiscal years 2010 through 2013 and $437 in 2014.

The Company expenses any costs incurred to renew or extend the terms of its finite-lived intangible assets.  In 2009, the Company did not incur any costs to renew or extend the terms of its product certifications.

7. Financing Arrangements

December 31
2009
Senior notes	$77,090
Bank facilities (domestic and foreign)	—
Total debt	$77,090

As of December 31, 2009, the Company was in compliance with the provisions of all of its debt instruments.

Aggregate principal payments due on long-term debt as of December 31, 2009 are as follows: 2010 - $0; 2011 - $0;   2012 - $0; 2013 - $0; 2014 - $77,090.

Senior Notes

On November 1, 2004, the Company completed a public offering of $110,000 aggregate principal amount of 8¾% Senior Notes due November 1, 2014 (the senior notes).  In 2007, the Company redeemed $22,910 in aggregate principal amount of the senior notes.  In November 2009, the Company purchased $10,000 of its senior notes in the open market.  The senior notes have not been formally retired by the Company, but have been treated as an extinguishment of debt for accounting purposes, as the Company has been released from being the primary obligor under the liability.  The Company reported a $126 loss on extinguishment of debt associated with this purchase, comprised of a gain on the repurchase of the bonds and the write-off of the unamortized portion of the debt issuance costs which was included in Other income (expense), net in the Consolidated Statement of Operations for 2009, and a commission expense of $25, which was included in Selling, technical and administrative expense in the Consolidated Statement of Operations for 2009.  As noted in the above table, after taking into account the above transactions, the remaining balance of senior notes outstanding as of December 31, 2009 is $77,090.

Interest is payable on the senior notes each January 1 and July 1.

The senior notes are senior unsecured obligations, rank senior in right of payment to all of the Company’s existing and future subordinated debt and rank equally in right of payment with all of the Company’s existing and future senior debt, including the Credit and Security Agreement, dated June 12, 2009, with KeyBank National Association, as Lender (the bank facility), which is described in more detail below.

The senior notes are unconditionally guaranteed on a senior unsecured basis by all of the Company’s existing and future domestic restricted subsidiaries (the Guarantors). The guarantees rank senior in right of payment to all of the existing and future subordinated debt of the Guarantors and equally in right of payment with all existing and future senior debt of the Guarantors, including the bank facility. The senior notes and the guarantees will be effectively subordinated to all of Hawk’s and the Company’s Guarantors’ secured debt, including the bank facility, to the extent of the value of the assets securing that debt.

On or after November 1, 2009, the Company may, at its option, redeem some or all of the senior notes at the following redemption prices, plus accrued and unpaid interest and additional interest, if any, to the date of redemption:

For the period below	Percentage
On or after November 1, 2009	104.375%
On or after November 1, 2010	103.281%
On or after November 1, 2011	102.188%
On or after November 1, 2012	101.094%
On or after November 1, 2013	100.000%

Upon a change of control as defined in the indenture, dated November 1, 2004, among Hawk, the Guarantors and HSBC Bank USA, National Association, as trustee, each holder of the senior notes will have the right to require the Company to repurchase all or any part of such holder’s Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase.

The senior notes are governed by the indenture. The indenture also contains certain covenants, subject to a number of important limitations and exceptions that limit the Company’s ability to:

• incur or guarantee additional debt or issue disqualified capital stock,

• pay dividends, redeem subordinated debt or make other restricted payments,

• issue preferred stock of its subsidiaries,

• transfer or sell assets, including capital stock of its subsidiaries,

• incur dividend or other payment restrictions affecting certain of its subsidiaries,

• make certain investments or acquisitions,

• grant liens on assets,

• enter into certain transactions with affiliates, and

• merge, consolidate or transfer substantially all of its assets.

The indenture considers non-compliance with the limitations set forth above to be events of default. The indenture also considers non-payment of interest and principal amounts on the senior notes and certain payment defaults with respect to other debt in excess of $5,000 to be events of default. In the event of a default, the principal and interest could be accelerated upon written notice by more than 25% or more of the holders of the senior notes.

The indenture permits the Company to incur additional debt without limitation, provided that the Company continues to meet a cash flow ratio greater than 2.0 to 1.0 for the most recently ended four quarters. Hawk may pay cash dividends on its Class A common stock under the indenture provided:

• there is no default or event of default,

• the Company meets the cash flow ratio, and

• the amount of the dividend payment plus certain other payments is not in excess of a formula based on the sum of the Company’s consolidated net income after November 1, 2004, the cash proceeds of certain equity offerings by the Company after November 1, 2004, and the return on certain investments made by the Company.

Subsequent Event:

On February 8, 2010, the Company announced that it was soliciting consents from holders of $75,740 of its senior notes to effect an amendment to the indenture governing the senior notes.  The amendment allows the Company to repurchase up to $20,000 of its outstanding common stock.  The consent solicitation provided for the payment of a consent fee for valid consents received by the Company by 5:00 p.m. on February 22, 2010.  As of that date $75,585 of the senior notes consented and a fee of $1,513 was paid to the consenting senior note holders.  On February 23, 2010, the Company entered into a supplemental indenture to allow for the stock repurchase.

Bank Facility

On June 12, 2009, the Company entered into a new three year bank facility with KeyBank National Association. The new bank facility replaced the Company’s old credit facility which was due to mature on November 1, 2009.

The bank facility has a maximum revolving credit commitment of $30,000, including a $2,000 letter of credit subfacility.  The bank facility matures on June 11, 2012.  Loans made under the bank facility will be at interest rates derived either from federal funds rates (Base Rate Loans) or Eurodollar rates (Eurodollar Loans). The interest rate for Base Rate Loans will be 175 basis points over the higher of (a) the Lender’s prime rate and (b) 0.5% in excess of the Federal Funds Rate. The interest rate for Eurodollar Loans will be 350 basis points over the Eurodollar Rate. The commitment fee is 50 basis points on the unused portion of the bank facility.

The bank facility is collateralized by a security interest in the cash, accounts receivable, inventory and certain intangible assets of the Company and its domestic subsidiaries.  The Company pledged the stock of substantially all of its domestic subsidiaries and 65% of the stock of certain of its foreign subsidiaries as collateral.

The bank facility requires maintenance of a fixed charge coverage ratio of at least 1.0 to 1.0 measured quarterly on a trailing four quarter basis, although this minimum coverage ratio applies only if the Company’s availability falls below $15,000, and the Company has borrowings under the bank facility.

Under the bank facility, the Company may:

•            pay cash dividends on its Class A common stock in an amount up to $5,000 per year;

•            repurchase its Class A common stock in an amount not to exceed $30,000 during the commitment period;

•            repurchase its senior notes in an amount not to exceed $30,000 during the commitment period; and

•            effect acquisitions subject to certain restrictions in an unlimited amount;

provided that, in all cases there is no event of default, and with respect to acquisitions, the Company’s availability is not less than $15,000.

The bank facility also requires compliance with other customary loan covenants and contains customary default provisions that, if triggered, would cause the acceleration of repayment of the debt incurred under the bank facility.  The Company has agreed to maintain average compensating balances of $15,000 ($10,000 beginning January 1, 2010). The balances are not legally restricted to withdrawal and serve as normal operating cash.

Approximately $356 of costs and expenses related to the issuance of the bank facility are being deferred and amortized over the three year term of the bank facility.

The Company maintains its bank facility to finance its ongoing working capital requirements, capital expenditure requirements and for general corporate purposes.

The Company had no borrowings under its bank facility or old credit facility at December 31, 2009.  The Company had $13,089 at December 31, 2009 available to borrow based on its eligible collateral.  On December 31, 2009, the Company had issued stand-by letters of credit totaling $855.

Other

The Company has entered into a short-term, variable rate, debt agreement of up to $3,297 (2,300 Euro) with a local Italian financial institution at its facility in Italy.  There were no borrowings under this facility as of December 31, 2009.

8. Accounts Receivables Factoring Agreement

The Company’s Italian subsidiary had a factoring agreement to sell, without recourse, certain of their European-based accounts receivables to an unrelated third party financial institution during 2009.  Under the terms of the factoring agreement, the maximum available amount of the factoring facility outstanding at any one time was $6,751 (4,710 Euro) during 2009.  During the course of the year in 2009, $7,412 of receivables had been sold under the terms of the factoring agreement.  The sale of these receivables reduced the credit exposure of the Company.  The Company has the option to receive a cash advance from the factoring company upon the sale of the receivable.  As of December 31, 2009, the Company had no cash advances from the factoring company under the programs.   Sales of account receivable to the factoring company are reflected as a reduction of trade accounts receivable and an expense is reflected in the Consolidated Statement of Operations on such sale.  The amount due from the factoring company as of December 31, 2009, net of advances received, was $3,278, and is included in Accounts receivable in the Consolidated Balance Sheet.  The Company paid fees associated with the sale of receivables based on the monetary value of the receivables sold.  Administrative costs related to this program for the year ended December 31, 2009 were $48, and are included in Selling, technical and administrative expenses in the Consolidated Statement of Operations.

9. Shareholders’ Equity

Dividends on the Series D preferred stock are payable, when declared, at the rate of 9.8% per annum.  The Company paid dividends of $150 in 2009 to its preferred stockholders.  Each share of Series D preferred stock is (1) entitled to a liquidation preference equal to $1,000 per share plus any accrued or unpaid dividends, (2) not entitled to vote, except in certain circumstances, and (3) redeemable in whole, at the option of the Company, for $1,000 per share plus all accrued dividends to the date of redemption. The Company also has 100,000 authorized shares of $0.01 par value, Series E preferred stock, of which no shares are issued or outstanding. Each share of Series E preferred stock is (1) not redeemable and is entitled to dividends in the amount of 1,000 times the per share dividend received by the holders of common stock, (2) entitled to 1,000 votes per share, and (3) entitled to a liquidation right of 1,000 times the aggregate amount distributed per share to the holder of common stock.

The holders of the Series D preferred are entitled to elect a majority of the members of the Board of Directors.  Accordingly, if any two of the Series D preferred shareholders vote their shares of Series D preferred stock in the same manner, they will have sufficient voting power to elect a majority of the Board of Directors and to thereby control and direct the policies of the Board of Directors and, in general, to determine the outcome of various matters submitted to the stockholders for approval, including fundamental corporate transactions.

In 1997, the Board of Directors declared a dividend of one Series E preferred share purchase right (a Right) for each outstanding share of common stock. The dividend was payable to the shareholders of record as of January 16, 1998, and with respect to common stock, issued thereafter until the Distribution Date, as defined in the Rights Agreement, and in certain circumstances, with respect to common stock issued after the Distribution Date.  As of December 31, 2009 7,979,740 Rights were outstanding.  Except as set forth in the Amended and Restated Rights Agreement, dated January 4, 2008, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of Series E preferred stock at a price of $70 per one one-thousandth share of a Series E preferred stock, subject to adjustment.  A Right will generally become exercisable upon any person becoming the beneficial owner of 15% or more of the then outstanding Class A common stock of the Company.

On November 24, 2008, the Company announced a plan, approved by the Board of Directors, to repurchase up to $15,000 of its shares of Class A common stock in the open market, through privately negotiated transactions or otherwise in accordance with securities laws and regulations.  Under the terms of the indenture, as of December 31, 2009, the Company was limited to repurchase up to $15,868 of its shares of Class A common stock based on the Company’s cumulative net income through December 31, 2009.   As of December 31, 2009, $14,661 has been spent by the Company to repurchase 1,072,911 shares of common stock at market prices.

On February 19, 2010, the Company’s Board of Directors approved a plan to repurchase up to $25,000 of its shares of Class A common stock in the open market, through privately negotiated transactions or otherwise in accordance with securities laws and regulations.  Under the terms of the indenture and supplemental indenture, as of March 8, 2010, the Company is limited to purchase $20,867 of its common stock based on a covenant formula applicable to stock repurchases, including the recent amendment which allows for a repurchase of up to $20,000 of the Company’s common stock.

10.  Stock Compensation Plan

The Company’s Amended and Restated 2000 Long Term Incentive Plan (Plan), provides for the granting of up to 1,315,000 shares of common stock of the Company.  The Plan had 509,483 shares available for grants as of December 31, 2009.  Options generally vest over a five year period after the grant date and expire no more than ten years after the grant date.

There were no options granted in 2009.  The fair value of stock options granted in previous periods was estimated using the Black-Scholes option pricing model.  Application of the Black-Scholes option pricing model involves assumptions that are judgmental and affect compensation expense.  Historical information is the primary basis for selection of expected volatility, expected option life and expected dividend yield.  Expected volatility is based on the most recent historical period equal to the expected life of the option.  The risk-free interest rate is based on yields of U.S.

Treasury zero-coupon issues with a term equal to the expected life of the option on the date the stock options were granted.

The Company recognized $931 of compensation expense for the year ended December 31, 2009.  The Company classifies its stock option expense principally in Selling, technical & administrative expenses in its Consolidated Statement of Operations.

Stock-based option activity during the year ended December 31, 2009, was as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contract Term	Aggregate Intrinsic Value (in thousands)
Options outstanding at January 1, 2009	798,828	$8.50
Granted	—	—
Exercised	(69,649)	6.27
Forfeited or expired	—	—
Options outstanding at December 31, 2009	729,179	$8.72	4.7 yrs.	$6,548

Exercisable at December 31, 2009	527,778	$6.05	3.5 yrs.	$6,112

The aggregate intrinsic value in the table above represents the total pre-tax difference between the $17.61 closing price of shares of common stock of the Company on December 31, 2009, over the exercise price of the stock option, multiplied by the number of options outstanding and exercisable.  The aggregate intrinsic value is not recorded for financial accounting purposes and the value changes based on the daily changes in the fair market value of the Company’s shares of common stock.

The weighted-average fair value of stock options granted per option was $0 in 2009.

The following table summarizes information about stock options exercised and vested (in thousands of dollars):

For the year ended
December 31, 2009
(in thousands)
Total intrinsic value of options exercised	$344
Total fair value of shares vested	$652

The following table summarizes the non-vested status of the Company’s stock-based option awards:

	2009
	Shares	Weighted Average Fair Value
Beginning nonvested shares outstanding	283,200	$10
Issuances	—	—
Cancellations	—	—
Forfeitures	—	—
Vestings	(81,799)	$8
Ending nonvested shares outstanding	201,401	$11

Net cash proceeds from the exercise of stock options were $436 in 2009.  Shares used to satisfy the exercise of stock-based awards are normally issued out of treasury stock.  The Company does not currently have a policy of repurchasing a specified number of shares issued under employee benefit programs during any particular time period.  The intrinsic value of stock options exercised was $344 in 2009.

As of December 31, 2009, there was $1,030 of total unrecognized compensation cost related to the non-vested share-based compensation arrangements under the Company’s stock compensation plans.  The remaining cost is expected to be recognized over the next 2.3 years.

11. Employee Benefits

The Company sponsors several defined benefit pension plans covering certain domestic and Canadian employees.  Domestic defined benefit pension plans comprise 96% of our projected benefit obligation.  The Company recognizes the net amount by which pension and other postretirement benefit plan liabilities are over funded or underfunded, which is the difference between plan assets at fair value and the projected benefit obligation, on its Consolidated Balance Sheet.  Benefits payable are based primarily on compensation and years of service or a fixed annual benefit for each year of service.  The Company funds the plans in amounts sufficient to satisfy the minimum amounts required under the Employee Retirement Income Security Act of 1974 and the Ontario Pension Benefits Act and Regulation.

The following table summarizes the balance sheet impact, including the benefit obligations, assets and funded status associated with our pension plans at December 31, 2009:

Year Ended
December 31, 2009
Accumulated benefit obligation	$31,327

Change in benefit obligation:
Benefit obligation at beginning of year	$31,013
Service cost	309
Interest cost	1,819
Actuarial losses	324
Foreign currency exchange rate impact (1)	154
Benefits paid	(2,021)
Benefit obligation at end of year	$31,598

Change in plan assets:
Fair value of plan assets at beginning of year	$19,713
Actual return on plan assets	6,525
Foreign currency exchange rate impact (1)	104
Company contributions	4,768
Benefits paid	(2,021)
Fair value of plan assets at end of year	$29,089

Funded status of the plans	$(2,509)

Amounts recognized in the Consolidated Balance Sheets consist of the following:
Pension liabilities - non current	$(2,509)

(1) Resulting from the impact of the Company’s defined benefit pension plan in Canada.

The amount of the net actuarial gain included in Accumulated other comprehensive (loss) income for 2009 is $4,498.  The reclassification adjustment out of Accumulated other comprehensive (loss) income for 2009 for those amounts that have been recognized as a component of net periodic pension expense is $1,473.

The amount of unrecognized net actuarial loss and prior service credits, net of tax, included in Accumulated other comprehensive (loss) income at December 31, 2009 is $801 and $6,669, respectively.

The estimated amounts of unrecognized net actuarial loss and prior service cost expected to be amortized from Accumulated other comprehensive (loss) income and recognized as components of net periodic benefit cost in 2010 are $299 and $693, respectively.

Amounts applicable to the Company’s under-funded pension plans at December 31, 2009 are as follows:

Year Ended
December 31, 2009
Projected benefit obligation	$31,598
Accumulated benefit obligation	$31,327
Fair value of plan assets	$29,089
Amounts recognized as accrued benefit liabilities	$2,509

A summary of the components of net periodic benefit cost of the Company’s defined benefit pension plans for the periods presented in the Consolidated Statement of Operations is as follows:

Year Ended
December 31, 2009
Components of net periodic pension cost:
Service cost	$340
Interest cost	1,819
Expected return on plan assets	(1,759)
Amortization of prior service cost	240
Recognized net actuarial loss	1,233
Net periodic pension cost of defined benefit plans	$1,873

The plans’ assets are primarily invested in equity and fixed income securities. In addition, one of the Company’s defined benefit plans also contains investments in the Company’s Class A common stock, which is included as part of U.S. companies — value in the asset allocation table.  As of December 31, 2009, 60,000 shares of the Company’s Class A common stock were held by a defined benefit plan at a cost of $717 and with a market value of $1,057. The Company has not and does not contemplate paying dividends on its Class A common stock.

The following assumptions were used in accounting for the defined benefit plans:

Year Ended
December 31, 2009

Weighted average rates used to compute the projected benefit obligation as of December 31:
Discount rate	6.0%
Rate of compensation increase (1)	3.5%

Weighted average rates used to determine the net periodic benefit cost for the years ended December 31:
Discount rate	6.1%
Rate of compensation increase (1)	3.5%
Expected long-term rate of return on plan assets	8.2%

(1) Only the Company’s Canadian pension plan is impacted by a rate of compensation increase.

The measurement date used to determine the pension benefit measurements for all plans is December 31. The Company has reviewed historical rates of return specific to its respective plans to determine the expected long-term rate of return on assets.

The Company expects to contribute $1,789 in cash in 2010 to fund its defined benefit pension plans for both the 2009 and 2010 plan years based on the contribution expectation provided by its third party actuary.

Estimated benefit payments for the next five years and in the aggregate for the five years thereafter are:

Year	Benefit Payments
2010	$1,739
2011	$1,782
2012	$1,837
2013	$1,853
2014	$1,917
2015 - 2019	$10,060

Investment Strategy and Asset Allocation

The objectives of the Company’s investment strategies are the preservation of capital and long-term growth without exposing principal to undue risk utilizing an investment strategy of investing in equities, fixed income, cash equivalents and alternative investments in a mix which participates in a rising market and provides protection in a falling market.  Target asset allocations are a range of 55% to 65% in equity securities, a range of 25% to 35% in fixed income and cash securities and a maximum of 10% in alternative investments.  These target asset allocations have been determined after giving consideration to the expected returns of each asset class, the expected variability or volatility of the asset class returns over time, and the complementary nature or correlation of the asset classes within the portfolio.  Assets are rebalanced periodically to conform to policy tolerances.  The Company also employs an active management approach for the portfolio.  Each asset class is managed by one or more external money managers with the objective of generating returns, net of management fees, which exceed market-based benchmarks.

The fair values of the major categories of defined benefit plan assets are presented below:

	Year Ended
	December 31, 2009
Asset Category
Cash and equivalents	$664	2.3%
Equity securities:
U.S. companies - growth	5,383	18.5%
Foreign companies - growth	4,272	14.7%
U.S. companies - value	6,592	22.7%
Foreign companies - value	3,469	11.9%
Total equity securities	19,716	67.8%
Fixed income securities:
Short-term investments	264	0.9%
Fixed income funds	6,649	22.9%
Total fixed income securities	6,913	23.8%
Other	1,796	6.2%
Total	$29,089	100%

Pension Plan Assets Measured at Fair Value

The Company classifies and discloses pension plan assets in one of the following three categories:

Level 1:  Quoted market prices in active markets for identical assets.

Level 2:  Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3:  Unobservable inputs that are not corroborated by market data.

The following table summarizes the fair values, and levels within the fair value hierarchy in which the fair value measurements fall for pension plan assets at December 31, 2009:

December 31, 2009	Total	Level 1	Level 2	Level 3
Cash and equivalents	$664	$664	$—	$—
Equity securities:
U.S. companies - growth	5,383	3,383	2,000	—
Foreign companies - growth	4,272	2,365	1,907	—
U.S. companies - value	6,592	4,680	1,912	—
Foreign companies - value	3,469	2,448	1,021	—
Fixed income securities:
Short-term investments	264	—	264	—
Fixed income funds	6,649	4,649	2,000	—
Other	1,796	—	1,796	—
Total	$29,089	$18,189	$10,900	$—

Defined Contribution Plan

The Company also sponsors a defined contribution plan which provides for voluntary employee contributions and matching and discretionary employer contributions. Aggregate employer contributions were approximately $420 in 2009. The Company elected to not make any discretionary employer contribution for 2009.  In addition, effective at the beginning of the third quarter of 2009, the Company suspended its matching employer contribution as part of the Company’s cost savings plan.  On March 1, 2010, matching contributions were reinstated at 50% of the participant’s tax deferred contributions up to 6% of eligible compensation.

12. Lease Obligations

The Company leases certain office and warehouse facilities, equipment and vehicles under operating leases.  Certain of these operating leases contain escalation clauses, rent holidays, and/or provide the Company with a renewal option after the initial lease term.  At December 31, 2009, Other accrued expenses on the Company’s Consolidated Balance Sheet included a deferred rent liability of $1,945, respectively, resulting from the difference between rental expense recognized on a straight-line basis and cash payments for rent.  Leasehold improvements are amortized over the shorter of the economic useful life of the improvements or the remaining balance of the lease term.

The Company has one material operating lease commitment for its Tulsa facility.  The initial term of this lease arrangement is 15 years beginning January 1, 2005, with an original minimum lease commitment of $20,942.  The Company has the option to renew the lease for two additional five year terms.  The first 18 months of the lease was a rent holiday.

For all operating lease arrangements, rental expense is recognized on a straight-line basis over the lease term.  Rental expense was approximately $3,649 in 2009.  Future non-cancelable minimum lease commitments under agreements that have an original or existing term in excess of one year as of December 31, 2009 are as follows: 2010 — $3,214; 2011 — $3,052; 2012 — $2,831; 2013 — $2,760; 2014 — $2,478; and thereafter — $9,424.

13.  Income Taxes

The effective income tax rate from continuing operations for the year ended December 31, 2009 was 40.9%.  The Company’s effective rate differs from the U.S. statutory rate of 35.0% primarily as a result of foreign withholding taxes on royalty income, a higher effective rate at a foreign subsidiary and the impact of non-deductible expenses on the Company’s worldwide taxes.

The Company was granted a five year tax holiday upon its entry into China by the Chinese taxing authority/government which would have commenced in the year the Company first became subject to tax.  Effective January 1, 2009, a change in the Chinese tax law required that all tax holidays not yet active take effect on January 1, 2009, and remain in effect for the stated period for which they were originally issued.  Under this arrangement, the tax holidays available to the Company’s China subsidiary will expire after December 31, 2012.

The total amount of unrecognized tax benefits as of December 31, 2009 was $1,164 (including $318 of accrued interest and penalties), the recognition of which would have had an effect of $1,127 on the continuing operations effective tax rate.  The Company believes it is reasonably possible that the unrecognized tax benefit may be reduced by $206 in the next twelve months.

The changes in the liability for unrecognized tax benefits not including interest and penalties, for both continuing and discontinuing operations, were as follows:

For the Year Ended
December 31, 2009
Balance at January 1	$586
Additions based on tax positions related to the current year	116
Additions for tax positions of prior years	273
Reduction for tax positions of prior years	(23)
Settlement	—
Lapses in applicable statutes	(106)
Balance at December 31	$846

The Company recognizes interest and penalties related to unrecognized tax benefits as income tax expense.  The amount included in income tax expense from continuing operations for the year ended 2009 for interest and penalties was $318.

During 2009, the Company received notification of potential tax deficiencies at its Italian subsidiary from Inland Revenue (Italy).  The Company recorded unrecognized tax benefits of $554 (including $239 of interest and penalties) as tax expense related to this audit.  The Company does not agree with the proposed adjustment and is contesting the preliminary audit report.

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions.  The Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2002.  The Company is currently under examination for the tax years 2007 and 2008 by U.S. federal income tax authorities and for tax year 2006 by Italian income tax authorities.  The years 2003 — 2009 are open years available for examination by various state, local and foreign tax authorities.

The provision (benefit) for income taxes from continuing operations consists of the following:

Year ended
December 31, 2009
Current:
Federal	$2,096
State and local	64
Foreign	745
2,905
Deferred:
Federal	2,043
State and local	9
Foreign	(452)
1,600
Total income tax provision	$4,505

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31 are as follows:

Year ended
December 31, 2009
Deferred tax assets:
NOL carryforward	$1,532
Accrued vacation	532
Employee benefits	1,702
Other accruals	2,139
Inventory	2,251
Subtotal deferred tax assets	8,156
Valuation allowances	(1,358)
Total deferred tax assets	6,798

Deferred tax liabilities:
Tax over book depreciation	5,920
Tax over book amortization	1,792
Foreign leased property	310
Other	55
Total deferred tax liabilities	8,077
Net deferred tax (liabilities) assets	$(1,279)

As of December 31, 2009, the Company had net operating losses (NOL’s) associated with state and local taxes of $50,048.

The Company records a valuation allowance to offset any deferred tax asset if, based upon the available evidence it is more likely than not that some or all of the deferred tax asset will not be realized. The Company has a valuation allowance at December 31, 2009 for deferred taxes attributed to financial reserves in China.  The valuation allowance was recorded due to prior history of operating losses and the uncertainty of earnings in future periods at its China facility.  At December 31, 2009, the Company has a valuation allowance of $1,276 against certain domestic state and local tax NOL’s because of uncertainty of future earnings in these locations and the potential for these NOL’s to lapse.

The provision for income taxes from continuing operations differs from the amounts computed by applying the federal statutory rate as follows:

Year Ended
December 31, 2009
Income tax expense at federal statutory rate	$3,856
State and local tax, net of federal tax benefit	47
Taxes on foreign income which differ from United States statutory rate	389
Foreign tax withholding	160
Unrecognized tax benefits	533
Tax credit utilization	(699)
Other	219
Provision for income taxes	$4,505

The following table illustrates the domestic and foreign components of the Company’s income (loss) from continuing operations before income taxes:

Year ended
December 31, 2009
Income (loss) from continuing operations before income taxes:
Domestic	$12,263
Foreign	(1,245)
As reported	$11,018

Undistributed earnings of the Company’s foreign subsidiaries amounted to approximately $40,541 at December 31, 2009. These earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided. The Company cannot determine in any practical manner the amount of income tax liability that would result if such earnings would be repatriated. Upon distribution of these earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes, which may be offset by foreign tax credits, and withholding taxes payable to various foreign countries.

14.  Earnings Per Share

Basic and diluted earnings per share are computed as follows:

Year Ended
December 31, 2009
Income from continuing operations, after income taxes	$6,513
Less: Preferred stock dividends	150
Income from continuing operations, after income taxes available to common shareholders	$6,363

Net income	$6,377
Less: Preferred stock dividends	150
Net income available to common shareholders	$6,227

Weighted average shares outstanding (in thousands):
Basic weighted average shares outstanding	8,242
Diluted:
Basic weighted average shares outstanding	8,242
Dilutive effect of stock options	265
Diluted weighted average shares outstanding	8,507

Earnings per share:
Basic earnings from continuing operations, after income taxes	$0.77
Discontinued operations, after income taxes	(0.01)
Net earnings per basic share	$0.76

Diluted earnings from continuing operations, after income taxes	$0.75
Discontinued operations, after income taxes	(0.02)
Net earnings per diluted share	$0.73

A weighted average of 228,044 options were not included in the calculation of diluted weighted shares outstanding because they were anti-dilutive for the year ended December 31, 2009.

15.  Related Parties

The Company reported as legal expense, included in Selling, technical and administrative expenses in the Consolidated Statement of Operations, approximately $1,337 during 2009 to Kohrman Jackson and Krantz (KJK), our lead counsel, for legal services performed in the ordinary course of business for a variety of legal matters, including the current investigation by the SEC, which began in November 2006.  Additionally, in June 2009, the Company paid $70 to KJK for legal services in connection with the Company’s new bank facility.  This payment is being ratably amortized, as a part of deferred financing costs, in Interest expense in the Consolidated Statement of Operations through June 2012.  Approximately $22 of related party payables are included in Accounts payable, and $138 of related party accrued expenses are included in Accrued other, in the Company’s Consolidated Balance Sheet as of December 31, 2009.

Byron Krantz, a director of the Company and a partner of KJK, beneficially owns 3.4% of the Class A common stock and 10% of the Series D preferred stock of the Company as of December 31, 2009.  Mr. Krantz is also a party to a stockholders agreement governing the voting and disposition of all shares of the Company’s voting stock owned by the parties to the agreement.

On January 26, 2010 the Friction Products Co. Employees Pension Plan, a related party, purchased $1,000 of senior notes for its investment portfolio.

16.  Principal Markets and Geographic Disclosures

Since its divestitures of the performance racing segment in 2008 and the precision components segment in 2007, the Company operates within one segment for all of 2009 called friction products.  Friction products are the replacement components used in brakes, clutches and transmissions to absorb vehicular energy and dissipate it through heat and normal mechanical wear.  The Company custom-designs, manufactures and markets these components.  Below are the principal end markets from which the Company derives its sales.

Year Ended
December 31, 2009
(dollars in thousands)
Net Sales by Market:
Construction and Mining	$62,947
Aircraft and Defense	47,373
Agriculture	24,466
Truck	16,725
Performance Friction	11,856
Specialty Friction	6,541
Alternative Energy	2,494
Total	$172,402

The Company’s capital expenditures and depreciation expense are below:

Year Ended
December 31, 2009
(dollars in thousands)
Capital Expenditures	$7,518
Depreciation Expense	7,132

The geographic split of the Company’s net sales and property, plant and equipment, based on country of origin, is as follows:

Year Ended
December 31, 2009
(dollars in thousands)
Net Sales:
United States	$125,489
Italy	39,554
All Other Foreign	7,359
Total	172,402

Property, Plant and Equipment:
United States	34,728
Italy	10,150
All Other Foreign	2,218
Total	47,096

The Company’s other foreign operations are located in China and Canada.

The Company’s largest customer, Caterpillar, represented approximately 17.3% of consolidated net sales in 2009.

17.  Supplemental Guarantor Information

Each of the Guarantor Subsidiaries has fully and unconditionally guaranteed, on a joint and several basis, to pay principal, premium, and interest with respect to the Company’s senior notes. The Guarantor Subsidiaries are direct or indirect wholly-owned subsidiaries of the Company.

The following supplemental consolidating condensed financial statement present:

•                  Consolidating condensed Balance Sheet as of December 31, 2009, consolidating condensed Statement of Operations for the year ended December 31, 2009 and consolidating condensed Statement of Cash Flows for the year ended December 31, 2009.

•                  Hawk Corporation (Parent), combined Guarantor Subsidiaries and combined Non-Guarantor Subsidiaries consisting of the Company’s subsidiaries in Italy, Canada and China with their investments in subsidiaries accounted for using the equity method.

•                  Elimination entries necessary to consolidate the financial statement of the Parent and all of its subsidiaries.

The Company does not believe that separate financial statement of the Guarantor Subsidiaries provide material additional information to investors. Therefore, separate financial statement and other disclosures concerning the Guarantor Subsidiaries are not presented.  The Company’s bank facility contains covenants with respect to the Company and its subsidiaries that, among other things, would prohibit the payment of dividends to the Company by the subsidiaries (including Guarantor Subsidiaries) in the event of a default under the terms of the bank facility.  The indenture governing the senior notes permits the payment of dividends to the Company by the subsidiaries (including Guarantor Subsidiaries) provided that no event of default has occurred under the terms of the indenture of the senior notes.

Supplemental Consolidating Condensed

Balance Sheet

	December 31, 2009
	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(dollars in thousands)
Assets
Current assets:
Cash and cash equivalents	$24,182	$11	$23,013	$—	$47,206
Short-term investments	34,977	—	953	—	35,930
Accounts receivable, net	—	12,520	15,058	—	27,578
Inventories, net	—	16,714	11,025	(244)	27,495
Deferred income taxes	511	—	794	—	1,305
Other current assets	3,704	723	1,259	—	5,686
Total current assets	63,374	29,968	52,102	(244)	145,200
Investment in subsidiaries	49,927	—	—	(49,927)	—
Inter-company advances, net	—	2,738	(2,738)	—	—
Property, plant and equipment, net	—	34,728	12,368	—	47,096
Other assets:
Finite-lived intangible assets	—	6,015	—	—	6,015
Other	5,892	—	289	—	6,181
Total other assets	5,892	6,015	289	—	12,196
Total assets	$119,193	$73,449	$62,021	$(50,171)	$204,492
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$46	$9,696	$7,119	$—	$16,861
Accrued compensation	2,455	2,599	2,270	—	7,324
Accrued interest	3,385	—	—	—	3,385
Accrued taxes	—	56	345	(56)	345
Other accrued expenses	1,804	1,870	292	13	3,979
Total current liabilities	7,690	14,221	10,026	(43)	31,894
Long-term liabilities:
Long-term debt	77,090	—	—	—	77,090
Deferred income taxes	2,508	—	365	—	2,873
Other	4,499	6,534	4,132	—	15,165
Inter-company advances, net	(50,064)	42,346	7,919	(201)	—
Total long-term liabilities	34,033	48,880	12,416	(201)	95,128
Shareholders’ equity	77,470	10,348	39,579	(49,927)	77,470
Total liabilities and shareholders’ equity	$119,193	$73,449	$62,021	$(50,171)	$204,492

Supplemental Consolidating Condensed

Statement of Operations

	Year Ended December 31, 2009
	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(dollars in thousands)
Net sales	$—	$124,433	$51,327	$(3,358)	$172,402
Cost of sales	—	81,316	46,969	(3,358)	124,927
Gross profit	—	43,117	4,358	—	47,475
Operating expenses:
Selling, technical and administrative expenses	21	25,225	4,992	—	30,238
Amortization of intangibles	—	553	—	—	553
Total operating expenses	21	25,778	4,992	—	30,791
Income (loss) from operations	(21)	17,339	(634)	—	16,684
Interest (expense) income, net	—	(7,782)	237	—	(7,545)
Income (loss) from equity investee	5,593	(1,356)	—	(4,237)	—
Other income (expense), net	674	2,032	(827)	—	1,879
Income (loss) from continuing operations, before income taxes	6,246	10,233	(1,224)	(4,237)	11,018
Income tax provision (benefit)	(151)	4,524	132	—	4,505
Income (loss) from continuing operations, after income taxes	6,397	5,709	(1,356)	(4,237)	6,513
Discontinued operations, after income taxes	(20)	(116)	—	—	(136)
Net income (loss)	$6,377	$5,593	$(1,356)	$(4,237)	$6,377

Supplemental Consolidating Condensed

Cash Flows Statement

	Year Ended December 31, 2009
	Parent	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(dollars in thousands)
Net cash provided by operating activities of continuing operations	$6,351	$6,277	$6,544	$—	$19,172
Net cash used in operating activities of discontinued operations	—	(136)	—	—	(136)
Cash flows from investing activities:
Purchases of available for sale securities	(173,837)	—	—	—	(173,837)
Proceeds from available for sale securities	168,997	—	—	—	168,997
Purchases of property, plant and equipment	—	(6,495)	(1,023)	—	(7,518)
Proceeds from sale of property, plant and equipment	—	8	3		11
Net cash used in investing activities of continuing operations	(4,840)	(6,487)	(1,020)	—	(12,347)
Net cash used in investing activities of discontinued operations	—	—	—	—	—
Cash flows from financing activities:
Proceeds from stock options	436	—	—	—	436
Stock repurchase	(12,632)	—	—	—	(12,632)
Receipts from government grants	—	325	—	—	325
Payments on long-term debt	(10,000)				(10,000)
Payment of deferred financing fees	(340)	—	—	—	(340)
Tax benefit from exercise of incentive stock options	116				116
Payments of preferred stock dividend	(150)	—	—	—	(150)
Net cash (used in) provided by financing activities of continuing operations	(22,570)	325	—	—	(22,245)
Net cash used in financing activities of discontinued operations	—	—	—	—	—
Effect of exchange rate changes on cash	—	—	242	—	242
Net cash (used in) provided by continuing operations	(21,059)	115	5,766	—	(15,178)
Net cash used by discontinued operations	—	(136)	—	—	(136)
Net (decrease) increase in cash and cash equivalents	(21,059)	(21)	5,766	—	(15,314)
Cash and cash equivalents at beginning of period	45,241	32	17,247	—	62,520
Cash and cash equivalents at end of period	$24,182	$11	$23,013	$—	$47,206

18.  Summary of Quarterly Results of Operations (Unaudited)

	2009
	March 31	June 30	September 30	December 31
Net sales	$44,285	$39,077	$43,452	$45,588
Gross profit	11,998	8,391	13,569	13,517
Income from continuing operations, after income taxes	1,584	(372)	3,783	1,518
Discontinued operations, after income taxes	(10)	(164)	(13)	51
Net income	$1,574	$(536)	$3,770	$1,569
Basic earnings per share:
Earnings per share from continuing operations	$0.18	$(0.05)	$0.46	$0.18
Discontinued operations	—	(0.02)	—	0.01
Net earnings per basic share	$0.18	$(0.07)	$0.46	$0.19
Diluted earnings per share:
Earnings per share from continuing operations	$0.17	$(0.05)	$0.45	$0.18
Discontinued operations	—	(0.02)	—	—
Net earnings per diluted share	$0.17	$(0.07)	$0.45	$0.18

19.  Event (Unaudited) Subsequent to Date of Independent Registered Public Accounting Firm’s Report

On October 15, 2010, the Company announced the signing of a definitive agreement whereby Carlisle Companies Incorporated has agreed to acquire Hawk Corporation, a leading worldwide supplier of friction materials for brakes, clutches and transmissions for $50.00 per share in an all-cash transaction.  On December 1, 2010, the acquisition of Hawk Corporation was completed by Carlisle Companies Incorporated for consideration of approximately $414 million.